EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders of CSP Inc. Inc. and Subsidiaries:

We consent to incorporation by reference in the registration statements (Nos. 2-79414, 33-11815 and 333-64493) on Form S-8 of CSP Inc. our report dated December 8, 2003, relating to the consolidated balance sheet of CSP Inc. and Subsidiaries as of September 30, 2003 and the related consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows for the year ended September 30, 2003 which report appears in the September 30, 2004 annual report on Form 10-K of CSP Inc.

GRANT THORNTON LLP

Boston, Massachusetts

January 21, 2005